EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
     We consent to the incorporation by reference in the registration statements (Nos. 333-108777 and 333-114088) on Form S-3 and (Nos. 333-42579, 333-53127, 333-63333, 333-55342, 333-102429 and 333-128444) on Form S-8 of RealNetworks, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of RealNetworks, Inc.
     Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on January 1, 2006, which is discussed in Note 1 to the consolidated financial statements.
/s/ KPMG LLP
Seattle, Washington
February 28, 2008